EXHIBIT 99.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 26th day of July, 2005, by and among (i) CODELAB TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"); (ii) DAVID RITCHIE, JOHN FRANCIS and MARK BRAMHALL (collectively, the "Principal Equity Holders"); (iii) the other equity holders of the Company set forth on the signature pages hereto (collectively, the "Other Equity Holders" and, together with the Principal Equity Holders, the "Equity Holders"); and (iv) ALLIN CORPORATION, a Delaware corporation (the "Purchaser").


                                    Recitals

         A. David Ritchie and the Other Equity Holders own all of the issued and outstanding shares of capital stock of the Company (David Ritchie and the Other Equity Holders being sometimes referred to herein as the "Shareholders").

         B. The Principal Equity Holders other than Mr. Ritchie (namely, John Francis and Mark Bramhall) are senior executives of the Company and hold, together, options to purchase an aggregate of 5,802 shares of the Company's Common Stock, par value $.01 per share (such options being sometimes referred to herein as the "Major Options" and Messrs. Francis and Bramhall being sometimes referred to herein as the "Major Option Holders").

         C. The Shareholders desire to sell, transfer and assign to the Purchaser and the Purchaser desires to purchase from the Shareholders, all of the issued and outstanding shares of capital stock of the Company, all as herein provided and on the terms and conditions hereinafter set forth.

         D. The Major Option Holders, in furtherance of the transactions contemplated hereby, desire to terminate their options in consideration of certain payments from the Purchaser, all as herein provided and on the terms and conditions hereinafter set forth.

                                    Covenants

         In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I
               Purchase and Sale of Shares; Termination of Options

         1.1 Shares. At the Closing (as defined in Section 3.1), the Shareholders shall sell, convey, transfer, assign and deliver to the Purchaser and the Purchaser shall purchase from the Shareholders, free and clear of all liens, mortgages, pledges, security interests, claims, assessments, restrictions, encumbrances and charges of every kind (collectively, "Liens"), on the

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terms and subject to the conditions set forth in this Agreement, the number of shares of capital stock of the Company set forth opposite the names of each of the Shareholders on Schedule 4.3 (collectively, the "Shares").

         1.2 Termination of Options Held by the Major Option Holders. At the Closing (as defined in Section 3.1), each Major Option Holder shall enter into an Option Termination Agreement and General Release in the form attached hereto as Exhibit A (each an "Option Termination Agreement"), pursuant to which the Major Option Holder's rights under the Major Options shall terminate, immediately prior to the Closing, and the Major Option Holder shall no longer have any equity interest in the Company, all as more fully set forth in the applicable Option Termination Agreement.

         1.3 Termination of the Remaining Options. In addition to the termination of the Major Options as set forth in Section 1.2, at or prior to the Closing, all of the other remaining options, warrants, convertible securities and other rights to acquire or receive capital stock of the Company issued and outstanding immediately prior to the Closing shall have been terminated (collectively, the "Remaining Options"). A list of the holders of the Remaining Options (the "Remaining Option Holders") is attached hereto as Exhibit B. As evidence thereof, the Company shall provide the Purchaser with executed Option Termination Agreements with each Remaining Option Holder at the Closing. The Purchaser acknowledges that, in consideration of the termination of the Remaining Options, (i) each Remaining Option Holder has certain rights to receive a portion of the Purchase Price described in Article II and (ii) David Ritchie will act as the paying agent (the "Paying Agent") with respect thereto, in each case all as more fully set forth in the Option Termination Agreements. Notwithstanding the foregoing, the Remaining Option Holders shall look only to the Paying Agent in respect of such payments; in no event shall Purchaser be deemed in privity of contract with the Remaining Option Holders; and in no event shall the Remaining Option Holders be deemed a third party beneficiary of this
Section 1.3.

                                   ARTICLE II
                                 Purchase Price

         2.1 Certain Definitions. As used herein, the following terms shall have the meanings assigned to them in this Section 2.1:

                  (a) "Net Working Capital" means the excess of (i) the current assets of the Company as of the Closing Date (as defined in Section 3.1) over (ii) the current liabilities of the Company as of the Closing Date, all determined in accordance with GAAP (as defined herein) and the additional procedures and principles set forth in Schedule 2.1(a).

                  (b) "Base Working Capital" means $353,802.04.

                  (c) "Business" means the business of the Company, as conducted on the date hereof, and the business represented by the products distributed and services provided by the Company as of the date hereof, including without limitation any future enhancements and derivatives thereof, and new products developed with respect thereto (whether

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         undertaken by the Company separately as a distinct subsidiary of
         Purchaser or otherwise directly or indirectly by Purchaser as an extension of the Company's current business), and including without limitation (i) the Company's current business of providing mission critical applications for financial services firms and (ii) any future support, maintenance or other development services performed under the customer agreements of the Company as in existence on the date hereof.

                  (d) "Working Capital Excess" means the amount, if any, by which Net Working Capital exceeds Base Working Capital.

                  (e) "Working Capital Deficit" means the amount, if any, by which Base Working Capital exceeds Net Working Capital.

                  (f) "Estimated Net Working Capital" means $353,802.04.

                  (g) "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

                  (h) "Fiscal Year" means a 12-month period beginning August 1 and ending on July 31 of the following calendar year.

                  (i) "EBITDA" means the net operating profit of the Business determined on an accrual basis in accordance with GAAP before deduction for income taxes, interest, depreciation and amortization. For purposes of calculating EBITDA, the parties agree that they shall adhere to the procedures and principles set forth on Schedule 2.1(h), and calculations shall be made in a manner consistent with such Schedule 2.1(h).

                  (j) "Contingent Payment Amount" for a particular Fiscal Year means the quotient obtained by dividing by 3 the excess of (i) the result obtained by multiplying EBITDA for such Fiscal Year by 4.5 over
         (ii) $3,000,000.

                  (k) "Stock Percentage" means the percentage specified in a written notice given by the Representative to the Purchaser not later than December 31, 2005 stating the portion, which shall not be less than 25% nor more than 50%, of each Contingent Payment which is to be made pursuant to issuance of shares of Purchaser Common Stock; if no such notice is given by the Representative on or before December 31, 2005, then the Stock Percentage shall be 25%.

                  (l) "Cash Percentage" means the excess of 100% over the Stock Percentage.

         2.2 Purchase Price. As consideration for the Shares, the Purchaser shall, subject to and upon the terms and conditions set forth in this Agreement, make the following payments:

              2.2.1 Payment to be Made at Closing; Adjustment. At the Closing, Purchaser shall deliver to the Equity Holders and the Paying Agent, on behalf of the Remaining

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Option Holders, an aggregate payment (the "Closing Payment") consisting of cash and common stock of the Purchaser ("Purchaser Common Stock"), and allocated among the Equity Holders and the Paying Agent, on behalf of the Remaining Option Holders, as set forth in Schedule 2.2 (the "Closing Payment Allocation"), as follows:

                            (a) a cash payment, subject to adjustment as
              provided in this Section 2.2.1 and reduction as provided in
              Section 2.4, equal to $2,500,000, minus $100,000 (the "Holdback Amount"), plus the Working Capital Excess, if any, or minus the Working Capital Deficit, if any. For purposes of calculating the cash payment to be made on the Closing Date, it shall be assumed that Net Working Capital equals Estimated Net Working Capital; and

                            (b) issuance to the Principal Equity Holders of
              500,000 shares of the Purchaser Common Stock.

Within 60 days after the Closing Date, the Purchaser shall deliver to the Representative (as defined in Section 10.13 below) a certificate setting forth the Purchaser's calculation of Net Working Capital ("Purchaser's Post-Closing Certificate"). The Representative shall deliver to the Purchaser a statement of any objections relating to the Purchaser's calculation of Net Working Capital as soon as practicable, but in any event not later than 30 days after the delivery of Purchaser's Post-Closing Certificate. In the event of any dispute or any failure to reach agreement with respect to the objection of the Representative relating to Purchaser's Post-Closing Certificate and the related calculations of Net Working Capital within 30 days after the date of delivery to the Representative of Purchaser's Post-Closing Certificate, the items in dispute will be submitted to, and the calculation of Net Working Capital will be determined by arbitration by the accounting firm of Alpern Rosenthal, Pittsburgh, Pennsylvania (the "Arbitrator"). The determination of the Arbitrator shall in all respects be final, binding and conclusive on the parties hereto and enforceable as an arbitration award (with respect to which a judgment may be entered in any court of applicable jurisdiction). The Purchaser shall be obligated to the Equity Holders and the Paying Agent for the amount, if any, by which Net Working Capital is greater than Estimated Net Working Capital. The Equity Holders and the Paying Agent shall be obligated to the Purchaser for the amount, if any, by which Estimated Net Working Capital is greater than Net Working Capital up to a maximum of each Equity Holder's and the Paying Agent's Closing Payment Allocation. To the extent that any amounts so payable are not affected by objections of the Representative to Purchaser's Post-Closing Certificate, such amounts shall be paid not more than 65 days after delivery of Purchaser's Post-Closing Certificate to the Representative. To the extent that any amounts so payable are affected by objections of the Representative to Purchaser's Post-Closing Certificate, such amounts shall be paid not more than five days after the mutual agreement of the Representative and the Purchaser or the final determination of the Arbitrator, as the case may be. Any net payment due to or from the Equity Holders and the Paying Agent shall be paid in cash by wire transfer of immediately available funds and shall be allocated among them in accordance with the Closing Payment Allocation. The fees and expenses of the Arbitrator shall be shared equally by the Purchaser, on the one hand, and the Equity Holders and the Paying Agent on the other hand.


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              2.2.2 Contingent Payments.

              (a) For each of the Fiscal Years ending July 31, 2006, July 31, 2007 and July 31, 2008 (the "Contingent Payment Period"), as soon as reasonably possible after the end of such Fiscal Year (but in any event not later than 120 days following the end of such Fiscal Year), the Purchaser will prepare (or cause to be prepared) and deliver (or cause to be delivered) to the Representative a statement (the "Annual EBITDA Statement") of EBITDA for each such Fiscal Year. Each Annual EBITDA Statement shall be prepared in reasonable detail and in accordance with the definition of EBITDA set forth in Section 2.1(i) above, and certified as true, complete and correct by the chief financial officer of the Purchaser. Based upon the Annual EBITDA Statement, the Purchaser shall deliver to the Equity Holders and the Paying Agent an aggregate payment (each, a "Contingent Payment") equal to the Contingent Payment Amount for such Fiscal Year, which Contingent Payment shall be payable as soon as reasonably possible after the end of such Fiscal Year (but in any event not later than 120 days following the end of such Fiscal Year). Each such Contingent Payment shall be allocated among the Equity Holders, on the one hand, and the Remaining Option Holders, on the other, as set forth in an Allocation Statement (as that term is defined herein) to be prepared and delivered by the Paying Agent to the Purchaser pursuant to Section 2.3. Notwithstanding the foregoing, in no event shall the total of the Contingent Payments to be made by the Purchaser hereunder for any or all such Fiscal Years exceed $5,600,000.

              (b) Each Contingent Payment shall consist of (a) an amount of cash equal to the amount of such Contingent Payment (subject to reduction as provided in Section 2.4) multiplied by the Cash Percentage and (b) a number of shares of Purchaser Common Stock issuable to the Principal Equity Holders equal to the quotient obtained by dividing (i) a sum equal to such Contingent Payment multiplied by the Stock Percentage by (ii) the greater of (x) $1.00 or (y) the average of the high and low trading prices of the Purchaser Common Stock as reported by the Over the Counter Bulletin Board (or, if the Purchaser Common Stock is then listed on the NASDAQ or a national securities exchange, as officially reported on the NASDAQ or such national securities exchange) for the five trading days preceding the last trading day of the applicable Fiscal Year for which such Contingent Payment is payable. No fractional shares shall be issued and the amount of any fractional shares shall be paid in cash. Notwithstanding the foregoing, the Purchaser may elect to pay in cash all or any portion of any Contingent Payment which would otherwise be payable through issuance of shares of Purchaser Common Stock.

              (c) Within 30 days after the Representative's receipt of an Annual EBITDA Statement, the Representative shall notify the Purchaser whether it accepts or disputes the accuracy of such Annual EBITDA Statement. If the Representative accepts such Annual EBITDA Statement or fails to notify the Purchaser of any dispute with respect thereto within such 30 day period, such Annual EBITDA Statement shall be deemed to be final, conclusive and binding on the Equity Holders and the Purchaser for the applicable period. If the Representative disputes the accuracy of any Annual EBITDA Statement, the Representative shall in such notice set forth in reasonable detail those items that the Representative believes are not fairly presented. The parties shall then meet and in good faith use their best efforts to resolve their disagreements over the disputed items. If the parties resolve their disagreements over the disputed items, the applicable Annual EBITDA Statement, with those modifications to which the parties shall have

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agreed, shall be deemed to be the final, conclusive and binding on the parties for the applicable period. If the parties have not resolved their disagreements over the disputed items on any Annual EBITDA Statement within 15 days after the Representative's notice of dispute, the parties shall forthwith jointly request that the Arbitrator make a binding determination of those disputed items in accordance with this Agreement. The Arbitrator will have 30 days from the date of referral to render its decision with respect to the disputed items concerning any Annual EBITDA Statement, which decision shall be final and binding upon the Equity Holders and the Purchaser and enforceable as an arbitration award (with respect to which a judgment may be entered in any court of applicable jurisdiction). The applicable Annual EBITDA Statement, with those modifications determined by the Arbitrator, shall be deemed to be final, conclusive and binding on the parties for the applicable period. The fees and expenses of the Arbitrator shall be shared equally by the Purchaser, on the one hand, and the Equity Holders, on the other hand. If the Arbitrator determines that any additional amounts shall be payable to the Equity Holders as Contingent Payments, then any such additional amounts shall be payable within 10 days after the final determination by the Arbitrator.

              2.2.3 Holdback Amount. Upon the later of (a) the conclusion of the Sales Tax Audit (as defined in Schedule 4.6) and payment by the Company or the Purchaser of any amounts, including interest and penalties, arising therefrom or
(b) the delivery of the Purchaser's Post-Closing Certificate, the Purchaser shall deliver to the Equity Holders and the Paying Agent, allocated among them as set forth on Schedule 2.2, a cash payment equal to the portion, if any, of the Holdback Amount which the Purchaser is not entitled to retain as Indemnifiable Damages pursuant to Section 8.7 hereof.

         2.3 Allocation Statements. The Paying Agent shall deliver an allocation statement (each an "Allocation Statement") to the Purchaser at least 14 days prior to the due date of any payments payable to the Equity Holders pursuant to this Article II. The Allocation Statement shall set forth the allocation of the payments described in this Article II, between the Equity Holders, on the one hand, and the Remaining Option Holders, on the other. Such Allocation Statement shall be prepared in good faith by the Paying Agent based upon the initial Closing Payment Allocation, as set forth in Schedule 2.2, and shall reflect adjustments to such initial Closing Payment Allocation based upon (i) the mix of cash and stock consideration as determined pursuant to Section 2.2.2(b); and
(ii) the forfeiture of such payments by the Remaining Option Holders, as (and in the manner contemplated by) the applicable Option Termination Agreement.

         2.4 Withholding. The Major Option Holders and the Paying Agent acknowledge that all amount payable hereunder to the Major Option Holders and all amounts payable hereunder to the Paying Agent in respect of the Remaining Option Holders may be subject to reduction based upon any applicable federal, state and local withholding, payroll and other taxes.

                                   ARTICLE III
                                     Closing

         3.1 Time and Place of the Closing. The closing of the purchase and sale of the Shares shall take place at the offices of Eckert Seamans Cherin & Mellott, LLC, 600 Grant

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Street, 44th Floor, Pittsburgh, Pennsylvania 15219, concurrently with the execution and delivery of this Agreement. In this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date." The Closing shall be effective at 12:01 a.m., prevailing time on the Closing Date.

                                   ARTICLE IV
                         Representations and Warranties
                 of the Company and the Principal Equity Holders

         To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Principal Equity Holders, jointly and severally, make the following representations and warranties (except as otherwise set forth in the Schedules attached hereto (collectively, the "Disclosure Schedule")):

         4.1 Organization, Power and Authority; Subsidiaries. The Company is a corporation duly organized, validly existing and subsisting under the laws of the State of Delaware and has all requisite corporate power and authority (i) to own or lease its properties and to carry on its business as it is now being conducted; (ii) to enter into this Agreement; and (iii) to carry out the other transactions and agreements contemplated hereby. The Company is legally qualified to transact business as a foreign corporation in each of the jurisdictions in which its business or property is such as to require that it be thus qualified, and it is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, properties, assets or financial condition of the Company (a "Material Adverse Effect"). The Company does not own, directly or indirectly, of record or beneficially, or have any right to acquire, any capital stock or equity interest or investment in any corporation, partnership, limited liability company, joint venture, association or other business entity, and has no right to control the management of any corporation, partnership, limited liability company, joint venture, association or other business entity, whether by agreement or otherwise.

         4.2 Due Authorization; Binding Obligation; No Conflicts; Consents. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and the Equity Holders and is a valid and binding obligation of the Company and the Equity Holders, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement by the Company and the Equity Holders does not, and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Company's charter or by-laws; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, any of the Principal Equity Holders or the Shares; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material mortgage, contract, agreement, lease, license, indenture, will,

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trust or other instrument which is either binding upon or enforceable against the Company, any of the Principal Equity Holders or the Shares; (iv) violate any legally protected right arising in the operation of the Company's business of any person or entity or give to any person or entity (including in each case any shareholder) a right or claim against the Purchaser, the Company or the Shares or property of the Company; (v) result in or require the creation or imposition of any Lien upon or with respect to the Shares or property of the Company; or
(vi) require the consent, approval or authorization of or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person or entity on the part of the Company or the Equity Holders.

         4.3 Company Capital Structure; Shareholders.

              4.3.1 The authorized capital stock of the Company consists of 300,000 shares of common stock, $.01 par value per share, of which 37,400 shares are outstanding. There are no (i) existing preemptive rights, options, warrants, calls or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock of the Company or (ii) voting trusts or other agreements or understandings to which the Company or any Principal Shareholder is a party with respect to the voting of capital stock of the Company. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its stock or other securities.

              4.3.2 The Shares set forth on Schedule 4.3 in the aggregate constitute all of the outstanding shares of capital stock of the Company. The Shares owned by each Shareholder have been duly and validly authorized and issued and are fully paid and nonassessable.

         4.4 Financial Statements. The Company has furnished to the Purchaser the following financial statements of the Company, specifically excluding any footnote disclosure pertaining thereto (collectively, the "Financial Statements"):

               - Balance Sheets and related statements of income for the fiscal years ended December 31, 2003 and December 31, 2004
               - Statement of income for the period January 1, 2005 through the Closing Date
               -    Balance sheet as of the Closing Date (the "Last Balance
                    Sheet")

The Financial Statements present fairly and in all material respects the financial position of the Company, at each of the said balance sheet dates and the results of operations for each of the said periods covered, and, except as set forth on Schedule 4.4, they have been prepared in accordance with GAAP consistently applied. The financial books and records of the Company properly and accurately reflect in all material respects all financial transactions during the last six years and all properties, assets and liabilities of the Company as of the date hereof.

         4.5 Liabilities. The Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) to the extent reflected or taken into account in determining net worth in the Last Balance Sheet and not heretofore paid or discharged, (ii) accounts payable incurred in the ordinary course of business since the date of the Last Balance Sheet and (iii) as set forth on Schedule 4.5.

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         4.6 Tax Matters.

              4.6.1 The Company has timely filed all tax returns and reports required to be filed by it, including all federal, state, local and foreign tax returns in respect of such years and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due. All such tax returns and reports have been prepared in accordance with applicable laws and accurately reflect the taxable income (or other measure of tax) of the Company for the periods set forth therein. To the knowledge of the Company and the Principal Equity Holders, there is no tax deficiency proposed or threatened against the Company. There are no tax liens upon any property or assets of the Company. The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.

              4.6.2 All taxes and other assessments and levies which the Company was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental entity, are being contested in good faith by the Company (with adequate reserves having been established therefor), or are being held by the Company in separate bank accounts for such payment. All such withholdings and collection and all other payments due in connection therewith as of the date of the Last Balance Sheet are duly reflected on the Last Balance Sheet.

              4.6.3 Except as set forth on Schedule 4.6, none of the federal, state or local income, sales/use or similar tax returns of the Company have been examined by any applicable tax authorities. There are no outstanding agreements or waivers extending the statute of limitations applicable to any federal, state or local income, sales/use or similar tax returns of the Company for any period.

         4.7 Real Estate.

              4.7.1 The Company owns no real estate.

              4.7.2 Schedule 4.7 is an accurate and complete list of each lease agreement with respect to premises leased by the Company (the "Leasehold Premises") and sets forth: (i) the lessor and lessee thereof and the date and term of the lease governing such property; (ii) the location, including address, thereof, and (iii) the purpose for which the Company uses such premises. A true and complete copy of each lease agreement listed on Schedule 4.7, including all amendments thereto and modifications thereof (collectively, the "Leases"), has been delivered to the Purchaser prior to the date hereof. Schedule 4.7 also sets forth a description of the nature and amount of all Liens on the Company's interest in the Leasehold Premises. The Leases are in full force and effect, the Company is not in material default or breach under any Lease and to the knowledge of the Company and the Principal Equity Holders, no event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any Lease. To the knowledge of the Company and the Principal Equity Holders, there is no breach of any Lease by any other party to such Lease.

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              4.7.3 The Company has valid leasehold interests in the Leasehold
Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever of which the Company is aware, except for (i) liens for real estate taxes not yet due and payable; and (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use, of such properties or otherwise impair the Company's business operations in any material respect ("Permitted Liens").

              4.7.4 The portions of the buildings located on the Leasehold Premises that are used in the Company's business are each in good operating condition and repair, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current business activities as conducted thereat.

              4.7.5 Each of the Leasehold Premises (i) has access to public roads, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the Company's current business activities as conducted at such parcel.

              4.7.6 The Company has not received written notice of (i) any condemnation proceeding with respect to any portion of the Leasehold Premises or any access thereto, and, to the knowledge of the Company and the Principal Equity Holders, no such proceeding is currently contemplated by any governmental authority; or (ii) any special assessment which may affect any of the Leasehold Premises, and, to the knowledge of the Company and the Principal Equity Holders, no such special assessment is currently contemplated by any governmental authority.

         4.8 Good Title to and Condition of the Assets.

              4.8.1 The Company has good and marketable title to all of its properties and assets (other than the Leasehold Premises and personal property which is leased or licensed by the Company, which Leasehold Premises and leased or licensed personal property the Company has valid leases or licenses to use), free and clear of any Liens.

              4.8.2 Schedule 4.8.2 sets forth a listing of all items of tangible personal property owned by the Company each individually having a value in excess of $500. The machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures of the Company currently in use or necessary for the business of the Company as presently conducted are in good operating condition and repair, normal wear and tear excepted.

              4.8.3 The inventory of the Company consists of items of a quality and quantity usable and saleable in the ordinary course of the Company's business, at values in the aggregate not materially less than the values at which such items are carried on its books. The inventory of the Company as of the date of the Last Balance Sheet and as reflected therein does not include any unreasonable accumulation of slow moving inventory or inventory of below standard quality. All of the inventory of the Company is located at the locations indicated on Schedule 4.8.3.

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         4.9 Receivables. The Company has no accounts receivable, notes receivable or insurance proceeds receivable other than as set forth on Schedule
4.9. Except as set forth on Schedule 4.9, all of the Company's receivables are valid and legally binding, represent bona fide transactions which arose in the ordinary course of business of the Company and are collectible in accordance with their terms or their recorded amounts.

         4.10 Licenses and Permits. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") necessary for the business and operations of the Company. All such Permits are valid and in full force and effect, the Company is in material compliance with their requirements, and no proceeding is pending or, to the best knowledge of the Company and the Principal Equity Holders, threatened, to revoke or amend any of them. Schedule 4.10 contains a complete list of all such material Permits. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.11 Intellectual Property. Set forth on Schedule 4.11 is a list of all trade names, assumed names, service marks and trademarks, logos, patents, copyrights, rights and applications therefor owned by the Company, including without limitation, trade secrets, technology, know-how, formulae, designs, drawings, computer software, slogans, and operating rights, and all registrations and filings thereof in the name of the Company ("Intellectual Property"). The Company holds all of its owned Intellectual Property and any other material intellectual property which it uses in its business free and clear of all Liens (other than Permitted IP Liens (as defined below)) and requires no rights in such properties that it does not have to conduct its business as presently conducted, except where the failure to have such right would not have a Material Adverse Effect. No proceedings have been instituted or are pending or, to the knowledge of the Company or the Principal Equity Holders threatened in writing which assert the invalidity, abuse, misuse or unenforceability of any such rights. Except as disclosed in Schedule 4.11, the Company has not licensed anyone to use any of its owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business. Neither the Company nor any Principal Equity Holder has knowledge of the infringing use of such proprietary rights by any other person. Neither the Company nor any Principal Equity Holder has received any written notice of conflict with the asserted rights of others in or to any material intellectual properties. To the knowledge of the Company and the Principal Equity Holders, the conduct of the business of the Company has not infringed any asserted intellectual property rights of others. As used herein, the term "Permitted IP Liens" means (i) Permitted Liens; (ii) in the case of software or other intangible assets licensed by the Company as licensor to a third party, any nonexclusive license grant or other similar right granted by the Company in the ordinary course of business; and (iii) in the case of software or other intangible assets licensed by the Company as licensee from a third party, any restriction, limitation or other Lien that is customary in nature and that does not materially limit the Company's ability to use such software or asset in the operation of the Business, including without limitation customary confidentiality restrictions; and customary prohibitions on reverse engineering, copying and export.

         4.12 Adequacy of the Assets; Relationships with Customers and Suppliers. The property and assets of the Company constitute, in the aggregate and in all material respects, all of the property necessary for the conduct of the business of the Company in the manner in which and to the extent to which it is currently being conducted. Except as set forth on Schedule 4.12, the Company is not aware that:

              4.12.1 any current customer of the Company which accounted for over 5% of the total revenue of the Company for the year ended December 31, 2004 will terminate its business relationship with the Company; or

              4.12.2 any current supplier to the Company of items essential to the conduct of its business will terminate its business relationship with the Company. Neither the Company nor any of its Affiliates (as defined in Section 7.4.1.1) has any direct or indirect interest in any customer, supplier or competitor of the Company, or in any person or entity from whom or to whom the Company leases real or personal property, or in any person or entity with whom the Company is doing business, provided that the ownership, beneficially or of record, of less than five percent (5%) of the outstanding shares of any class of stock of any issuer listed on a national securities exchange shall not be covered by this Section 4.12.2. The Company is not restricted by agreement from carrying on its business anywhere in the world.

         4.13 Documents of and Information with Respect to the Company.

              4.13.1 Schedule 4.13 is an accurate and complete list of the following: (i) each policy of insurance in force with respect to the assets and properties of the Company and each of the performance or other surety bonds maintained by the Company in the conduct of its business; (ii) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Company is a party or by which it is bound; (iii) each lease of personal property to which the Company is a party or by which it is bound; (iv) any other agreement, contract or commitment to which the Company is a party or by which it is bound which involves a future commitment by the Company in excess of $5,000 and which cannot be terminated without liability on 30 days or less notice; (v) the name and current annual salary or hourly wages of each officer or other employee of the Company and the profit sharing, bonus or any other form of compensation (other than salary or hourly wages) paid or payable by the Company to or for the benefit of each such person for the year ended December 31, 2004, and any employment or other agreement of the Company with any of its officers or employees; (vi) the names of the directors of the Company; and (vii) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto. The Company has previously furnished the Purchaser with an accurate and complete copy of each such agreement, contract or commitment listed on Schedule 4.13. There has not been any breach of or default in any material obligation to be performed by the Company under any such agreement, contract or commitment, and all of such agreements, contracts and commitments are valid, binding and enforceable and in full force and effect in accordance with their respective terms.

              4.13.2 The Company carries insurance, which is adequate in character and amount, with reputable insurers, covering all of its assets, properties and business, and it has provided all required performance or other surety bonds. All premiums and other payments which have become due under the policies of insurance listed on
Schedule 4.13 have been paid in full, all of such policies are now in full force and effect and the Company has not received written notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. The Company has not received any written notification from any insurer, agent or broker denying or disputing any claim made by the Company or denying or disputing any coverage for any such claim or the amount of any claim. The Company has no claim against any of its insurers under any of such policies pending.

         4.14 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of the Company and the Principal Equity Holders, threatened in writing against or affecting the Company, the Shares or any of the assets or liabilities of the Company, or which question the validity or enforceability of this Agreement or any action contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party or which affect the Shares or any of the assets or liabilities of the Company.

         4.15 Records. The Company's records are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in such records. A record of all action taken by the shareholders and the board of directors of the Company and all minutes of its meetings are contained in the minute books of the Company and are accurate and complete in all material respects. The stock ledger of the Company contains an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of the Company.

         4.16 No Material Adverse Change. Since the date of the Last Balance Sheet, there has not been (i) any change in the business or properties of the Company, or in the financial condition of the Company, other than changes which have not had a Material Adverse Effect; or (ii) to the best knowledge of the Company and the Principal Equity Holders, any threatened or prospective event or condition of any character whatsoever which would reasonably be expected to have a Material Adverse Effect (a "Material Adverse Change").

         4.17 Absence of Certain Acts or Events. Except as disclosed in Schedule 4.17, since the date of the Last Balance Sheet through the Closing Date, the Company has not (i) authorized or issued any of its shares of capital stock (including any held in its treasury) or any other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any of its shares of capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees except as may be contractually required or consistent with the Company's past employment practices; (iv) sold or transferred any of its assets other than in the ordinary course of business (including, without limitation, sales of inventory made in the ordinary course);
(v) made or obligated itself to make capital expenditures aggregating more than $1,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss in excess of $1,000; (viii) suffered any extraordinary losses; or (ix) waived any right of material value.

         4.18 Compliance with Laws.

              4.18.1 The Company is in substantial compliance with all laws, regulations and orders applicable to it or its assets or business. The Company has not been cited, fined or otherwise notified in writing of any asserted past or present failure to comply with any laws.

              4.18.2 Neither the Company nor any employee of the Company has made any payment of funds in connection with the business of the Company prohibited by law, and no funds have been set aside to be used in connection with the business of the Company for any payment prohibited by law.

              4.18.3 The Company is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act by the Company as employer is required, the Company has supplied to the Purchaser an accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Company pursuant to the Immigration Act. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the knowledge of the Company and the Principal Equity Holders threatened, against the Company by reason of any actual or alleged failure to comply with the Immigration Act.

         4.19 Environmental Matters.

              4.19.1 The Company has not transported, stored, handled, treated or disposed of, nor has it allowed or arranged for any third parties to transport, store, handle, treat or dispose of, Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in violation of any laws or regulations. The Company has not stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 4.19, the term "Hazardous Substances" shall mean and include: (i) any "Hazardous Substance," "Pollutant" or "Contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder ("CERCLA"); (ii) any hazardous waste as that term is defined in applicable state or local law; (iii) any substance containing petroleum, as that term is defined in Section 9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6991(8) or in 40 C.F.R. Section 280.1; or
(iv) any other substance for which any governmental entity with jurisdiction over the Leasehold Premises requires special handling in its generation, handling, use, collection, storage, treatment or disposal.

              4.19.2 There has not occurred, nor is there presently occurring, a Release (as hereinafter defined) of any Hazardous Substance on, into or beneath the surface of any parcel of the Leasehold Premises. For purposes of this
Section 4.19, the term "Release" shall have the meaning given it in CERCLA.

              4.19.3 The Company has not shipped, transported or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to ship, transport or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. The Company has not received written notice, nor does it have knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. The Company has not submitted nor was required to submit any notice pursuant to
Section 103(c) of CERCLA with respect to the Leasehold Premises. The Company has not received any written or oral request for information in connection with any federal or state environmental cleanup site. The Company has not been required to and has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

              4.19.4 The Company does not use, and has not used, any Underground Storage Tanks (as hereinafter defined), and to the knowledge of the Company and the Principal Equity Holders there are not now nor have there ever been any Underground Storage Tanks on the Leasehold Premises. For purposes of this
Section 4.19, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

              4.19.5 There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of the Company. There are no violations of environmental law relating to (i) the Leasehold Premises or to the knowledge of the Company and the Principal Equity Holders any property or parcel adjacent thereto or (ii) the Company's use of the Leasehold Premises.

              4.19.6 Schedule 4.19 identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or, to the knowledge of the Company and the Principal Equity Holders, undertaken by governmental agencies relating to or affecting the Company or any of the Leasehold Premises; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the knowledge of the Company and the Principal Equity Holders, undertaken by governmental agencies relating to or affecting the Company or any of the Leasehold Premises;
(iii) all written communications between the Company and environmental agencies; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) relating to or affecting the Company or any of the Leasehold Premises.

         4.20 Labor Relations. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the knowledge of the Company and the Principal Equity Holders there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is not pending or, to the knowledge of the Company and the Principal Equity Holders threatened, any labor dispute, strike or work stoppage which affects or which would reasonably be expected to affect the business of the Company or which would reasonably be expected to interfere with its continued operation. Neither the Company nor any agent, representative or employee of the Company has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the knowledge of the Company and the Principal Equity Holders, threatened, any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the 24 months prior to the date hereof. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

         4.21 Employee Benefits.

              4.21.1 Except as set forth on Schedule 4.21, the employees of the Company do not participate (and have not participated in the preceding five calendar years) in any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor in any other retirement, profit-sharing, deferred compensation, bonus, stock option, stock purchase or similar plan, program or arrangement of the Company (any of the foregoing being hereinafter referred to as a "Plan"). Each Plan which is intended by the Company to be a qualified plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service ("IRS") to be qualified under section 401(a) of the Code, each trust related to any such Plan has been determined to be exempt from federal income tax under section 501(a) of the Code and to the knowledge of the Company and the Principal Equity Holders, no event has occurred or condition exists which is likely to adversely affect such determinations. With respect to all Plans (whether or not subject to ERISA and whether or not qualified under section 401(a) of the Code), all employer contributions (including any contributions by the Company to any trust account or payments due from the Company under any life insurance policy) previously declared or otherwise required by law or contract to have been made have been paid by the Company and all employer contributions (including any contributions by the Company to any trust account or payments due from the Company under any life insurance policy) accrued have been paid as required by law or contract. No Prohibited Transaction has occurred with respect to any Plan. For purposes of this Agreement, the term "Prohibited Transaction" means any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA, and any transaction described in section 4975(c) of the Code which is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code or the transactional rules of section 2003(c) of ERISA.

              4.21.2 The Company has not terminated and will not terminate before the Closing Date, any Plan subject to Title IV of ERISA. The Company has not incurred any termination or withdrawal liability under Title IV of ERISA.

              4.21.3 The Company has never contributed to any "multiemployer plan" as defined in section 414(f) of the Code or section 3(37) of ERISA. No Plan has incurred any accumulated funding deficiency as defined in section 412 of the Code and section 302 of ERISA.

              4.21.4 The Company has never (i) failed to make a required installment under section 302(e) of ERISA or (ii) been required to provide security to any employee benefit plan or the Pension Benefit Guaranty Corporation under section 306 or 307 of ERISA.

              4.21.5 There are no actions, suits or claims pending (other than routine claims for benefits) or to the knowledge of the Company and the Principal Equity Holders, threatened against a Plan or the assets of any Plan.

              4.21.6 No Plan which is an "employee welfare benefit plan," as defined in section 3(1) of ERISA, provides employer-paid benefits to retirees or former employees, except for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

              4.21.7 The Company is not obligated to pay any severance benefits to any employee whose employment may be terminated on or after the date of this Agreement.

         4.22 Computer Programs and Software. All material computer programs and software currently being used in the business of the Company (the "Software") are owned by the Company or held under valid license agreements. The Company has not licensed anyone to use any of the Software owned by it (except for non-exclusive licenses granted in the ordinary course of business and except as set forth in the Disclosure Schedule) nor does the Company have knowledge of any infringing use of such owned Software or written claim of infringing use. The Software is sufficient, in all material respects, for the conduct of the business of the Company as now operated.

         4.23 Brokers. Neither any Equity Holder nor the Company has paid or become obligated to pay any fee or commission of any broker, finder or intermediary, other than Strategic Ventures, LLC, for or on account of the transactions provided for in this Agreement. The Principal Equity Holders shall be solely responsible (and neither the Company nor Purchaser shall have any liability) for the fees and/or commissions of Strategic Ventures, LLC.

         4.24 Business Locations. As of the date hereof, the Company does not have any office or place of business other than as identified on Schedule 4.7. The Company's principal place of business and its chief executive offices are indicated on Schedule 4.24, and all locations where the Company's equipment, inventory, chattel paper and books and records are located as of the date hereof are fully identified on Schedule 4.7.

         4.25 Accuracy of Information Furnished. No representation, statement or information made or furnished by the Company or the Principal Equity Holders to the Purchaser, including those contained in this Agreement and the other information and statements referred to herein and previously furnished by the Company or the Principal Equity Holders to the Purchaser pursuant hereto, contains contain any untrue statement of a material fact or omits any material fact necessary to make the information contained herein or therein not misleading.

                                    ARTICLE V
              Representations and Warranties of the Equity Holders

         To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Equity Holder severally makes the following representations and warranties:

         5.1 Power and Authority. Such Equity Holder has full power, authority and capacity to enter into this Agreement and to carry out the transactions and agreements contemplated hereby to be carried out by him.

         5.2 Title to Shares. If such Equity Holder owns (or is purported to own on Schedule 4.3) any shares of capital stock of the Company, then such Equity Holder owns such shares of capital stock, as set forth opposite his name on
Schedule 4.3, free and clear of all Liens.

         5.3 Title to and Termination of Options. If such Equity Holder holds (or is purported to hold on Schedule 4.3) any options to purchase capital stock of the Company, then (a) such Equity Holder has entered into an Option Termination Agreement, which Option Termination Agreement is valid and binding upon and is enforceable against such Equity Holder in accordance with the terms of such Option Termination Agreement and (b) immediately prior to entering into such Option Termination Agreement, such Equity Holder held such options, as set forth opposite his name on Schedule 4.3, free and clear of all Liens.

         5.4 No Conflicts. The execution and delivery of this Agreement by such Equity Holder does not, and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against such Equity Holder or (ii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against such Equity Holder. There are no voting trusts or other agreements or understandings to which such Equity Holder is a party with respect to the voting of capital stock of the Company.

                                   ARTICLE VI
                 Representations and Warranties of the Purchaser

         To induce the Company and the Equity Holders to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser makes the following representations and warranties:

         6.1 Organization, Power and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

         6.2 Due Authorization; Binding Obligation; No Conflicts. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate or conflict with any provision of the Certificate of Incorporation or by-laws of the Purchaser; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Purchaser or any of the shares of the Purchaser Common Stock; (iii) conflict with, result in any breach of or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against the Purchaser or any of the shares of the Purchaser Common Stock; (iv) violate any legally protected right arising in the operation of Purchaser's business of any person or entity or give to any person or entity (including in each case any shareholder) a right or claim against Purchaser, any Principal Equity Holder or any of the shares of the Purchaser Common Stock; (v) result in or require the creation or imposition of any Lien upon or with respect to any of the shares of the Purchaser Common Stock; or (vi), require the consent, approval or authorization of, or the registration, recording, filing or qualification with or notice to or the taking of any other action in respect of, any governmental authority or any other person or entity on the part of the Purchaser except as relates to the issuance of the Purchaser Common Stock.

         6.3 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser which question the validity or enforceability of this Agreement or any action contemplated hereby.

         6.4 Issuance of Purchaser Common Stock. The issuance of Purchaser Common Stock to the Principal Equity Holders has been duly authorized by all necessary action on the part of the Purchaser. The Purchaser Common Stock, when issued to the Principal Equity Holders, will be validly issued, fully paid and non-assessable.

         6.5 Accuracy of the Purchaser Documents.

              6.5.1 The Purchaser has provided the Principal Equity Holders with copies of each of the following (collectively the "Purchaser Documents"): (a) the annual report of the Purchaser on Form 10-K for the year ended December 31, 2004, (b) the quarterly report of the Purchaser on Form 10-Q for the quarter ended March 31, 2005, (c) the current reports of the Purchaser on Form 8-K filed on March 2, 2005, May 6, 2005 and June 16, 2005, each without exhibits, and (d) the definitive proxy statement of the Purchaser relating to its annual meeting of stockholders held on June 13, 2005. As of their respective filing dates (or, if and to the extent information contained therein has been revised or superseded by a later filed Purchaser Document filed prior to the date of this Agreement, as of the date of such later revised or superseded filing) and as of the date hereof, none of the Purchaser Documents contained or contains, and none of the filings to be made by the Purchaser with the Securities and Exchange Commission ("SEC") under the Exchange Act of 1934 (the "Exchange Act"), as amended, between the date hereof and the Closing Date will contain, any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

              6.5.2 As of their respective dates, the audited and unaudited consolidated financial statements of the Purchaser included (or incorporated by reference) in the Purchaser Documents were prepared (or will have been prepared) in all material respects in accordance with GAAP applied on a consistent basis during the periods therein indicated (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of the Purchaser and the consolidated results of operations and changes in consolidated financial position or cash flows for the periods presented therein, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

              6.5.3 As of March 31, 2005, to the knowledge of the Purchaser, the Purchaser does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a balance sheet under GAAP, except as reflected or reserved against or disclosed in the financial statements of the Purchaser included in the Purchaser Documents filed prior to March 31, 2005.

         6.6 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.


                                   ARTICLE VII
                        Certain Actions After the Closing

         7.1 Execution of Further Documents. From and after the Closing, upon the reasonable request of the Purchaser or the Representative, as the case may be, each party shall execute, acknowledge and deliver to any requesting party all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in the Purchaser and protect its right, title and interest in all of the Shares, to convey and transfer to and vest in the Principal Equity Holders, and protect their respective rights, title and interest in the Purchaser Common Stock to be issued to such Principal Equity Holders pursuant to this Agreement, and as may be required or otherwise appropriate to carry out the transactions contemplated by this Agreement.

         7.2 Certain Obligations With Respect to the Operation of the Business. After the Closing, the Purchaser shall maintain separate books and records with respect to the operations of the Business sufficient to determine the Contingent Payment Amounts. The Representative, for so long as the Contingent Payments are payable or are in dispute, shall have access (during normal business hours and upon reasonable prior written notice) to such books and records for purposes of verifying the Contingent Payments. Such books and records shall be kept in accordance with GAAP, consistent with the historical practices of Purchaser, to the extent practicable. The Purchaser shall not in bad faith either take any action or omit to take any action to adversely affect the achievement of any Contingent Payment.

         7.3 Employment Matters.

              7.3.1 After the Closing Date, the Principal Equity Holders shall use their commercially reasonable efforts (without any obligation to expend cash or any other of such Principal Equity Holder's personal resources) to aid the Purchaser and the Company in retaining such of the Company's employees as are employed on the Closing Date whom the Purchaser and the Company desire to retain after the Closing Date. The agreements of the Principal Equity Holders set forth in this Section 7.3.1 are subject to the provisions of Section 7.5.

              7.3.2 The Purchaser shall have no obligation to cause the Company to continue to employ any of the persons currently employed by the Company or to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of the Company other than as may be required by applicable law, rule, regulation or court order with respect to any such plan or program of the Company, or as contractually required.

         7.4 Restrictive Covenants.

              7.4.1 To assure that Purchaser will realize the value and goodwill inherent in the Company, and subject to the provisions of Section 7.5:

                            7.4.1.1 No Principal Equity Holder shall, directly
              or indirectly, for a period of 42 months following the Closing Date (the "Initial Restricted Period"), in the case of the activities described in clauses (a) and (b) of this Section 7.4.1.1, or for an additional period of 18 months following the end of the Initial Restricted Period, in the case of the activities described in clause (c) of this Section 7.4.1.1, engage in or have any material interest in any business, firm, person, partnership, corporation, limited liability company, or other entity (as an owner, shareholder, partner, manager, member, employee, agent, security holder, creditor, consultant or otherwise) that (a) provides information technology or software development services to the financial services industry anywhere in the world or (b) within a 120-mile radius of Boston, Massachusetts, engages in any other activity that is the same or substantially similar to, or competitive with, any activity engaged in by the Company or any of its Affiliates on the Closing Date or by the Purchaser or the Company at any time during the Restricted Period or (c) engages in any activity that is directly competitive with the Business as it is being conducted at the end of the Initial Restricted Period; provided, that neither the conduct described in Schedule 7.4 in the case of David Ritchie nor the ownership, beneficially or of record, of less than five percent (5%) of the outstanding shares of any class of stock of any issuer listed on a national securities exchange shall be a breach of this Section 7.4.1.1. As used in this Agreement, the term "Affiliate" means, with respect to a specified person or entity, any other person or entity which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified and, with respect to any natural person, shall include such person's spouse, children, grandchildren, and any spouses and children of the foregoing.

                            7.4.1.2 No Principal Equity Holder shall, directly
              or indirectly, at any time following the Closing Date, divulge, communicate, use to the detriment of the Company or any Affiliates of the Company, or for the benefit of any other business, firm, person, partnership, limited liability company or corporation, the confidential information, data, intellectual property or trade secrets of the Business, including but not limited to those items identified on Schedule 4.11, and the business records, financial information and the customer, supplier and personnel information of the Business.

                            7.4.1.3 No Principal Equity Holder shall, directly
              or indirectly, for a period of five years following the Closing
              Date: (i) induce any customer of the Company or any Affiliates of the Company to patronize any business (other than the Company) similar to any of those described in Section 7.4.1.1; (ii) canvass, solicit or accept from any customer of the Company or any Affiliates of the Company any business similar to any of those described in Section 7.4.1.1 other than on behalf of the Company or such Affiliates; or (iii) request or advise any individual or entity which is a customer of the Company or any Affiliates of the Company to withdraw, curtail or cancel any such customer's business with the Company or such Affiliates.

                            7.4.1.4 No Principal Equity Holder shall, directly
              or indirectly, for a period of five years following the Closing Date, solicit (or employ or cause to be employed other than by the Company) employees of the Company or any Affiliate or subsidiary of the Company of which such Principal Equity Holder is consciously aware, or any person who was employed by the Company at any time within 180 days prior to the Closing Date, directly or indirectly, for the purpose of enticing them to leave their employment with the Company or any such Affiliate or subsidiary of the Company.

                            7.4.1.5 No Principal Equity Holder shall, directly
              or indirectly, for a period of five years following the Closing Date, request or advise any individual or entity which is a supplier or vendor of the Company or any Affiliates of the Company to withdraw, curtail or cancel any such supplier's or vendor's business with the Company or such Affiliates.

              7.4.2 The Principal Equity Holders agree and acknowledge that the restrictions contained in Section 7.4.1 have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable and necessary in territorial scope and in duration to adequately protect Purchaser and the Company after the Closing. If, however, any provision of Section 7.4.1, as applied to any party or to any circumstances, is adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other provision of Section 7.4 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to modify the duration and/or area of such provision, and/or to delete specific words or phrases, and in its modified form such provision will then be enforceable and will be enforced. It is further agreed that a breach or violation of any provision of Section 7.4.1 will result in immediate and irreparable injury to Purchaser and the Company and that money damages will be an inadequate remedy. Accordingly, in addition to such damages as Purchaser and the Company can demonstrate they have sustained by reason of such breach or violation, and in addition to any other remedy that Purchaser or the Company may have, Purchaser and the Company shall each be entitled to both temporary and permanent injunctive relief to enforce the specific performance of this Section 7.4.

              7.4.3 The period of time during which a Principal Equity Holder is prohibited from engaging in certain activities pursuant to the terms of this
Section 7.4 shall be extended by the length of time during which such Principal Equity Holder is in breach of the terms of this Section 7.4.

         7.5 Effect of Purchaser Default. Notwithstanding anything to the contrary contained herein, the restrictive covenants contained in Sections 7.3.1 and 7.4 shall terminate immediately, without the requirement of any further action of the parties, upon a default in the Purchaser's obligation to make the Contingent Payments to the Equity Holders and the Payment Agent as required by
Section 2.2.2, which default remains uncured for a period of 30 days after written notice thereof to the Purchaser from the Representative.


                                  ARTICLE VIII
                                 Indemnification

         8.1 Agreement by the Equity Holders to Indemnify. The Equity Holders shall jointly and severally (subject, in all events to the provisions of Section 8.5) indemnify and hold the Company and the Purchaser harmless in respect of the aggregate of all Indemnifiable Damages of the Purchaser. "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Purchaser (a) resulting from any breach of a representation or warranty of the Principal Equity Holders or the Other Equity

Holders, as the case may be, to the Purchaser in or pursuant to this Agreement,
(b) resulting from any breach of the covenants or agreements of the Company or the Principal Equity Holders or the Other Equity Holders, as the case may be, to the Purchaser in this Agreement or (c) resulting from the Sales Tax Audit.

         8.2 Agreement by Purchaser to Indemnify. Purchaser shall indemnify and hold harmless the Equity Holders in respect of the aggregate of all Losses (as defined below) of the Equity Holders. "Losses" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Equity Holders (a) resulting from any breach of a representation or warranty of the Purchaser in or pursuant to this Agreement, or
(b) resulting from any breach of the covenants or agreements of the Purchaser in this Agreement.

         8.3 Procedure for Indemnification. In the event that any party to this Agreement shall incur any Indemnifiable Damages or Losses in respect of which indemnity may be sought by such party pursuant to this Article VIII or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Indemnifiable Damages or Losses, as the case may be, shall be made within 10 days of a final determination of a claim. A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         8.4 Survival.

         (a) The Equity Holders. Each of the representations and warranties made by the Equity Holders (including those of the Principal Equity Holders) in this Agreement shall survive for a period of 18 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Purchaser, and upon the expiration of such 18-month period such representations and warranties shall expire except as follows: (i) the representations and warranties contained in Sections 4.6 and 4.21 shall expire on October 31, 2008; and (ii) the representations and warranties contained in Sections 4.1, 4.2, 4.3 and in Article V (the "Title Representations") shall not expire but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by the Purchaser against the Equity Holders or their successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted in writing within the applicable period shall not thereafter be barred.

         (b) The Purchaser. Each of the representations and warranties made by the Purchaser in this Agreement shall survive for a period of 18 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Equity Holders, and upon the expiration of such 18-month period such representations and warranties shall expire, except that the representations and warranties contained in Sections 6.1, 6.2 and 6.4 shall not expire but shall continue indefinitely. No claim for the recovery of Losses may be asserted by the Equity Holders against the Purchaser or its successors in interest after such representations and warranties shall thus expire; provided, however, that claims for Losses first asserted in writing within the applicable period shall not thereafter be barred.

         8.5 Limitations of the Equity Holders' Liability. Notwithstanding anything in this Agreement to the contrary, the Equity Holders' obligation to indemnify the Purchaser shall be subject to the following:

         (a) Threshold. The Purchaser shall not be entitled to recover Indemnifiable Damages pursuant to clause (a) of Section 8.1, other than Indemnifiable Damages arising by reason of a breach of the Title
Representations, until the aggregate amount of all such Indemnifiable Damages exceeds $25,000, in which case the Equity Holders shall be liable only for the excess of such Indemnifiable Damages in excess of $25,000.

         (b) Indemnity Ceiling. The Principal Equity Holders shall not be liable for any Indemnifiable Damages arising pursuant to clause (a) of Section 8.1, in excess of, and the maximum aggregate liability of the Principal Equity Holders for Indemnifiable Damages so arising shall be, $1,500,000, except that (i) for claims for Indemnifiable Damages so arising and first asserted by the Purchaser within nine months following the Closing Date, such maximum aggregate liability will be an amount equal to the greater of $1,500,000 or the Closing Payment,
(ii) for claims for Indemnifiable Damages arising by reason of a breach of the representations and warranties contained in Sections 4.6 or 4.21, such maximum aggregate liability will also include amounts paid or payable to the Equity Holders as Contingent Payments under Section 2.2.2 (and for which Indemnifiable Damages the Purchaser shall have a right of setoff against such Contingent Payments) and (iii) this Section 8.5(b) shall not limit Indemnifiable Damages arising by reason of a breach of the Title Representations (the "Indemnity Ceiling"). In all cases, other than for Indemnifiable Damages arising by reason of a breach of the Title Representations, after the six-month anniversary of a Change of Control of the Purchaser, the Indemnity Ceiling shall be reduced to $1.00. As used herein, the term "Change of Control" shall mean (i) a merger or consolidation of Purchaser with or into any other person or entity (a "Person") if immediately after such transaction Persons who were stockholder of Purchaser immediately before such transaction own less than 50% in voting power of the issued and outstanding stock of the resulting or surviving entity; or (ii) a sale by Purchaser of all or substantially all of its assets; or (iii) a sale of stock by Purchaser to one purchaser or group of affiliated purchasers in which they purchase stock having more than 50% of the voting power of all of Purchaser's issued and outstanding stock; or (iv) as a result of a tender offer or series of related transactions involving a tender offer, shareholders of Purchaser immediately before such offer or transactions hold less than a majority in voting power of the capital stock of Purchaser immediately after such offer or transaction.

         (c) Allocation of Liability Among the Principal Equity Holders. Notwithstanding anything to the contrary contained herein, the aggregate liability of each individual Principal Equity Holder shall be further limited to the percentage of the Indemnity Ceiling set forth opposite the name of such Principal Equity Holder on Schedule 8.5.

         (d) Several Obligations. The obligations of each Equity Holder under
Article V and Article VII are several, and in no event shall any Equity Holder be liable under any legal theory, at law or in equity, for the breach thereof by any other Equity Holder.

         (e) Exclusive Remedy. Except as provided in Section 7.4.2 and except in the case of fraud on the part of a particular Equity Holder, the indemnification as provided and limited in this Article VIII shall be the sole and exclusive remedy and recourse available to the Purchaser and its Affiliates (including, after the Closing, the Company) for any breach of any of the representations, warranties, covenants or other agreements or provisions contained herein or in any exhibit, certificate or schedule delivered pursuant to this Agreement or otherwise in connection with this Agreement and the consummation of the transactions contemplated hereby or any cause of action whatsoever (whether in contract, tort or otherwise) relating to, or arising out of, any of the foregoing.

         (f) Exceptions. The limitations set forth in this Section 8.5 shall not apply with respect to any claim for Indemnifiable Damages relating to any fraudulent breach of a representation, warranty or covenant of the Equity Holders (including those of the Principal Equity Holders), nor shall there be any survival limitation for any such claim except as provided by applicable law. Notwithstanding the foregoing, the fraud of one Equity Holder shall not be imputed to another Equity Holder.

         8.6 Reduction in Indemnifiable Damages. The amount of Indemnifiable Damages or Losses, as applicable, recoverable by an Indemnitee under this
Article VIII or otherwise with respect to an indemnity claim hereunder shall be reduced by (i) the amount of any payment received by such Indemnitee (or an Affiliate thereof), with respect to the Indemnifiable Damages or Losses, as the case may be, to which such indemnity claim relates, from an insurance carrier, and (ii) the amount of any tax benefit actually realized by such Indemnitee (or an Affiliate thereof) which is attributable to the Indemnifiable Damages or Losses, as the case may be, to which such indemnity claim relates.

         8.7 Holdback Amount. If and to the extent that Indemnifiable Damages arise as a result of the Sales Tax Audit, (a) the Purchaser may retain the Holdback Amount to the extent of such Indemnifiable Damages and (b) assert a claim against the Principal Equity Holders under this Article VIII for the amount of Indemnifiable Damages resulting from the Sales Tax Audit in excess of the Holdback Amount.


                                   ARTICLE IX
                             SECURITIES LAW MATTERS

         9.1 Investor Representations. In connection with the issuance of shares of Purchaser Common Stock to the Principal Equity Holders pursuant to this Agreement, each of the Principal Equity Holders makes the following representations and warranties to Purchaser:

                  (a) Such Principal Equity Holder (i) will acquire and hold the Purchaser Common Stock solely for its own account, as principal, for investment purposes only, and not with a view to or for resale, distribution or fractionalization of all or any part of the Purchaser Common Stock and (ii) has no present intention, agreement or arrangement to divide its participation with others or to resell, assign, transfer or otherwise dispose of all or any part of the Purchaser Common Stock.

                  (b) In making its decision to receive the Purchaser Common Stock, such Principal Equity Holder has evaluated the risk of investing in the Purchaser Common Stock and is acquiring the Purchaser Common Stock based upon its independent examination and judgment as to the prospects of the Purchaser as determined from information obtained directly by such Principal Equity Holder from the Purchaser or Affiliates thereof. Such Principal Equity Holder acknowledges receipt of the Purchaser Documents and of all other information requested of the Purchaser and Affiliates thereof. The Purchaser Common Stock was not offered to such Principal Equity Holder by means of publicly disseminated advertisements or sales literature.

                  (c) Such Principal Equity Holder has been given the opportunity (i) to ask questions of, and receive answers from the Purchaser and its Affiliates, concerning the terms and conditions of the issuance of the Purchaser Common Stock and other matters pertaining to this investment and all such questions have been answered to the satisfaction of such Principal Equity Holder; and (ii) to obtain such additional information necessary to verify the accuracy of the information or materials provided to such Principal Equity Holder, except such information which the Purchaser has indicated it either does not possess and cannot acquire without unreasonable effort or expense or which is proprietary and confidential.

                  (d) Such Principal Equity Holder is an "accredited investor," as that term is defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                  (e) Such Principal Equity Holder is a resident of the Commonwealth of Massachusetts and does not have a present intention of altering his state of residence.

         9.2 Disposition of Shares. Each Principal Equity Holder represents and warrants that the Purchaser Common Stock is being acquired and will be acquired for its own account and will not be sold or otherwise disposed of except pursuant to (i) an exemption or exclusion from the registration requirements under the Securities Act, which does not require the filing by Purchaser with the SEC of any registration statement, offering circular or other document, in which case such Principal Equity Holder shall first supply to the Purchaser an opinion of counsel (which opinion of counsel shall be reasonably satisfactory to the Purchaser) that such exemption or exclusion is available, or (ii) a registration statement filed by the Purchaser with the SEC under the Securities Act (which such Principal Equity Holder acknowledges the Purchaser is not obligated to file).

         9.3 Legend. The certificates for the Purchaser Common Stock received by the Principal Equity Holders shall bear the following legend:

                  The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or qualified under any applicable state securities laws. They have been acquired for investment and not with a view to distribution thereof within the meaning of the Act and regulations thereunder. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred unless
                  (a) there is an effective registration statement under the Act and applicable state securities laws covering such transaction involving said securities, (b) this Corporation receives an opinion of counsel for the holder of these securities (concurred in by legal counsel for this Corporation) stating that such transaction is exempt from registration or this Corporation is otherwise satisfied that such transaction is exempt from registration, or (c) these securities are sold pursuant to Rule 144 of the Act.

and the Purchaser may, unless a registration statement covering such shares is in effect, place stop transfer orders with its transfer agents with respect to such certificates.


                                    ARTICLE X
                                  Miscellaneous

         10.1 Transaction Expenses; Brokers' Fees. Each party shall bear its own expenses including without limitation legal, accounting and other transaction expenses incurred in connection with the transactions contemplated hereby. The Principal Equity Holders will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person or entity employed or retained or claiming to be employed or retained by the Company or the Principal Equity Holders to bring about, or to represent any of them in, the transactions contemplated hereby, including without limitation, any claims of Strategic Ventures, LLC.

         10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented in such manner as may be agreed upon by the Purchaser and the Representative in writing.

         10.3 Entire Agreement. This Agreement, including the exhibits and schedules, contains the entire agreement of the parties hereto with respect to the purchase of the Shares and the other transactions contemplated hereby, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits. Any item which is disclosed to Purchaser in any schedule in response to the provisions of any section of this Agreement that also responds to the provisions of any other section of this Agreement shall apply to such other section, regardless of whether such other section is specifically identified.

         10.4 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. References to pronouns shall be deemed to include the masculine, feminine and neuter versions thereof. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement shall not be construed more strictly against Purchaser by reason of Purchaser having drafted this Agreement.

         10.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         10.6 Notices. Any notice, consent, approval, request, acknowledgment, other communication or information to be given or made hereunder to any of the parties by any other party shall be in writing and (a) delivered personally, (b) sent by certified mail, postage prepaid, or (c) sent by facsimile as follows:

If to the Company or the Equity Holders, addressed to:

         CodeLab Technology Group, Inc.
         26 Princess Street, Second Floor
         Wakefield, MA  01880
         Attn:    David Ritchie, Representative
         Fax:     (781) 213-6908

         with a copy to

         Sullivan & Worcester LLP
         One Post Office Square
         Boston, MA 02109
         Attn:    Alfred L. Browne, Esq.
         Fax:     (617) 338-2880

If to Purchaser, addressed to:

         Allin Corporation
         400 Greentree Commons
         381 Mansfield Avenue
         Pittsburgh, PA  15220
         Attn:    Richard W. Talarico, Chairman and Chief Executive Officer
         Fax:     (412) 928-0225

         with a copy to:

         Eckert Seamans Cherin & Mellott, LLC
         600 Grant St., 44th Floor
         Pittsburgh, PA 15219
         Attn:    Bryan D. Rosenberger, Esq.
         Fax:     (412) 566-6099

Any party may change the address to which notices hereunder are to be sent to such party by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received, and any notice sent by facsimile shall be deemed to have been given on the date it was sent (so long as the sender receives confirmation of transmission and a hard copy of such notice is sent by U.S. mail).

         10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed therein.

         10.8 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated hereby, no party hereto or their respective affiliates, employees, agents or representatives shall disclose to any third party prior to the Closing Date, the subject matter or terms of this Agreement without the prior consent of the Purchaser in the case of Equity Holders or the Company, and the Representative in the case of the Purchaser. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the Purchaser and the Representative, except that any party hereto may make such public disclosure which he or it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange. In addition, Purchaser is specifically authorized to disclose and discuss this Agreement and the transactions contemplated hereby in filings with the United States SEC.

         10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other parties hereto; provided, however, that the Purchaser may assign its rights hereunder to any Affiliate of or successor-in-interest to the Purchaser without the consent of the other parties hereto so long as any such assignee expressly agrees in writing with the Representative to assume, and be bound, by all of the Purchaser's obligations under this Agreement.

         10.11 Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Company, the Equity Holders and the Purchaser and their respective heirs, representatives, successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person or entity any legal or equitable rights hereunder.

         10.12 Additional Representations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Agreement;
(c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's-length negotiations conducted by and among the parties and their counsel.

         10.13 Appointment as Representative and Attorney-in-Fact.

         (a) Each of the Equity Holders hereby irrevocably appoints David Ritchie as the Representative and as such Equity Holder's attorney-in-fact for purposes of sending and receiving notices, resolving disputes hereunder, and taking all other actions, both prior and subsequent to the Closing Date, which are necessary or advisable to carry out the purposes of this Agreement, including, without limiting the generality of the foregoing, the right (i) to handle all matters with respect to Section 2.2.2, including to dispute Purchaser's calculation of any Contingent Payment or otherwise to dispute any matter with respect to the payment (or non-payment) thereof, (ii) to take all action necessary in connection with the indemnification obligations of the Equity Holders under Article VIII including the representation of the Equity Holders in indemnification proceedings hereunder and the defense or settlement of any claims and the making of payments with respect thereto, (iii) to pay any expenses relating to the transactions contemplated by this Agreement, (iv) to waive, modify or amend any of the terms of this Agreement, and (v) to take any and all additional action as is contemplated to be taken by or on behalf of the Equity Holders by the Representative pursuant to this Agreement. Each of the Equity Holders acknowledge that this Section 10.13 is intended to have the broadest possible scope for the purpose of promoting the

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
efficient negotiation and handling of all matters which arise under or in connection with this Agreement.

         (b) The Purchaser shall be entitled to rely upon, and each of the Equity Holders shall be bound by, any and all actions, notices or communications taken or made by David Ritchie, as the Representative, pursuant to the power of attorney granted herein, which is coupled with an interest and therefore irrevocable.

         (c) All decisions and actions by the Representative, including without limitation any agreement between the Representative and the Purchaser, the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Equity Holders, and no Equity Holder shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall incur no liability to the Equity Holders with respect to any action taken or suffered by the Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the Equity Holders under this Agreement, including the defense or settlement of any claims and the making of payments with respect thereto under Article VIII hereof, except to the extent resulting from the Representative's own willful misconduct or gross negligence. The Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Representative shall not be liable to the Equity Holders.

         (d) The Equity Holders acknowledge and agree that the Representative may incur costs and expenses on behalf of the Equity Holders in his capacity as Representative, including without limitation expenses of the Arbitrator as set forth herein ("Representative Expenses"). Each of the Equity Holders agrees to pay the Representative, promptly upon demand by the Representative therefor, a percentage of any Representative Expenses equal to such Equity Holder's allocable portion.

         10.14 Appointment as Paying Agent.

         (a) Pursuant to the Option Termination Agreements between and among the Company and the Remaining Option Holders, each of the Remaining Option Holders has appointed David Ritchie as Paying Agent for the Remaining Option Holders.

         (b) The Equity Holders expressly acknowledge that the Paying Agent will receive payments pursuant to Section 2 of this Agreement and that the Paying Agent will remit such payments to certain Remaining Option Holders pursuant to the Option Termination Agreements. The Equity Holders consent to such payments to the Remaining Option Holders pursuant to Section 2 of this Agreement.

         (c) All decisions and actions by the Paying Agent, including without limitation any Allocation Statement, shall be binding upon the Equity Holders, and no Equity Holder shall have the right to object, dissent, protest or otherwise contest the same. The Paying Agent shall incur no liability to the Equity Holders with respect to any action taken or suffered by the Paying

Agent in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the Equity Holders under this Agreement, except to the extent resulting from the Paying Agent's own willful misconduct or gross negligence. The Paying Agent may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Paying Agent shall not be liable to the Equity Holders.

         (d) The Remaining Option Holders are not intended to be third-party beneficiaries to this Agreement, and nothing contained in this Agreement shall be construed so as to treat the Remaining Option Holders as third-party beneficiaries hereto.

                   [Signatures appear on the following page.]

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

                                    Company:

                                    CODELAB TECHNOLOGY GROUP, INC.


                                    By: /s/ David Ritchie
                                    Name Printed: David Ritchie
                                    Title: Officer


                                    Principal Equity Holders:


                                    /s/ David Ritchie
                                    David Ritchie


                                    /s/ John Francis
                                    John Francis


                                    /s/ Mark Bramhall
                                    Mark Bramhall


                                    Other Equity Holders:


                                    /s/ Sean Ritchie
                                    Sean Ritchie


                                    /s/ Richard Cordeau
                                    Richard Cordeau


                                    /s/ Jonathan Guerriero
                                    Jonathan Guerriero


                                    /s/ Brian Carpenter
                                    Brian Carpenter

                                    Purchaser:

                                    ALLIN CORPORATION


                                    By: /s/ Richard W. Talarico
                                    Name Printed:  Richard W. Talarico
                                    Title:  Chairman/CEO


                                    Paying Agent:




                                    /s/ David Ritchie
                                    David Ritchie, as Paying Agent